Exhibit 99.3

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.

ANNOUNCES CONSUMMATION OF

$15,000,000 10% THIRD PRIORITY SENIOR SECURED NOTE OFFERING

Staten Island, New York, March 4, 2005 — Atlantic Express Transportation Corp. (the “Company”) announced today that it had consummated an offering of $15.0 million of 10% Third Priority Senior Secured Notes due 2008, which were issued with warrants to acquire 40,725 shares of the Company’s common stock, in a private placement on March 3, 2004.   Proceeds from the offering, net of consent fees, transaction fees and related expenses in connection with the offering and the Company’s previously announced consent solicitation (the “Consent Solicitation”) of holders of its 12% Senior Secured Notes due 2008 and Senior Secured Floating Rate Notes due 2008 (together, the “Notes”), will be used for general corporate purposes.  In addition, having received the requisite consents in the Consent Solicitation, the Company has effected the amendments to the Indenture governing the Notes as contemplated by the Consent Solicitation.  Those amendments also became effective yesterday.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Company is the fourth largest provider of school bus transportation in the United States and the leading provider in New York City, the largest market in which it operates.  The Company has contracts to provide school bus transportation in 138 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey, Illinois and Vermont.  The Company generally provides services for the transportation of open enrollment students through the use of standard school buses, and the transportation of physically or mentally challenged students through the use of an assortment of vehicles, including standard school buses, passenger vans and lift-gate vehicles, which are capable of accommodating wheelchair-bound students.  The Company has a fleet of approximately 5,800 vehicles to service its school bus operations, consisting of school buses, minivans and cars, lift and ramp-equipped vehicles, coaches and service and support vehicles.

For additional information please contact:
Domenic Gatto, President and Chief Executive Officer
718-442-7000 ext. 8060

Website:	www.atlanticexpress.com
E-mail address:	corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.

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